Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Lazydays Holdings, Inc. and Subsidiaries on Form S-1 of our report dated March 19, 2021, except for the effects of the restatement discussed in Notes 2, 18 and 19 as to which the date is June 25, 2021, with respect to our audits of the consolidated financial statements of Lazydays Holdings, Inc. and Subsidiaries as of December 31, 2020 and 2019 and for the years then ended appearing in the Annual Report on Form 10-K/A of Lazydays Holdings, Inc. and Subsidiaries for the years ended December 31, 2020.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases in 2020 due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended, effective January 1, 2020 using the modified retrospective approach.

We were dismissed as auditors on April 23, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
Melville, NY
November 23, 2021